Delisting Determination, The Nasdaq Stock Market, LLC, September 18, 2025, Brainstorm Cell Therapeutics Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the common stock of Brainstorm Cell Therapeutics Inc. effective at the opening of the trading session on October 20, 2025.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(b)(2).The Company was notified of the Staff determination on July 15, 2025.
On January 21, 2025 the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings
Panel (Panel) pursuant to Listing Rule 5815.
On February 25, 2025, the hearing was held.
On March 25, 2025 the Panel reached a
decision and a Decision letter was issued on said date.
The Company requested an extension on June 26, 2025 so that it could meet the terms of the decision letter.
On July 15, 2025 the Company advisor informed the Panel that the Company failed to demonstrate compliance with the Listing Rule.
On July 16, 2025 the Panel reached a decision and decided to suspend the Company from the Exchange.
The Company common stock was suspended on July 18, 2025.
The Staff determination to delist the Company security became final on September 2, 2025.